UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                          (Amendment No. 10)



                         INSIGNIA FINANCIAL GROUP, INC.
                         ------------------------------
                                (Name of Issuer)



                 Class A Common Stock, par value $.01 per share
                 ----------------------------------------------
                         (Title of Class of Securities)



                       457956 20 9 (Class A Common Stock)
                       ----------------------------------
                                 (CUSIP Number)





                                Andrew L. Farkas
                         Insignia Financial Group, Inc.
                          One Insignia Financial Plaza
                        Greenville, South Carolina 29602
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)



                                October 1, 1998
                      ------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement of Schedule 13G to report the acquisition that is the subject of the Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                        (Continued on following pages)

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       Metropolitan Acquisition Partners IV, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON




--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN


--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       Metro Shelter Directives, Inc.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO


--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       Andrew L. Farkas

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       R.A.F. Resources

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       New York



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN


--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       Robin L. Farkas

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       The Andrew Farkas Trust U/A dated February 25, 1998

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       New York



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       Charles Garner

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       Arnold S. Jacobs

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       William P. Lauder

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       James A. Aston

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       Frank M. Garrison

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       Ronald Uretta

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------

CUSIP No. 457956 20 9               SCHEDULE 13D



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       F III, Inc.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       (Intentionally Omitted)



--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware



--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       None

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO


--------------------------------------------------------------------------------

                                AMENDMENT NO. 10
                                       to
                            Statement on Schedule 13D
                             Pursuant to Rule 13d-1
                                    under the
                   Securities Exchange Act of 1934, As Amended


              The undersigned hereby amend Items 4 through 7 of the Statement on
Schedule 13D filed on their behalf on February 18, 1992, with the Securities and Exchange Commission (the "Commission") with respect to the Class A Common Stock, par value $.01 per share (the "Insignia Class A Common"), of Insignia Financial Group, Inc. (the "Issuer"), as previously amended and restated. Unless otherwise indicated herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in such previously filed Statement on
Schedule 13D.

Item 4.       Purpose of Transaction.

              Item 4 is hereby amended by adding the following after the last paragraph:

              On May 26, 1998, the Issuer, AIMCO, Insignia/ESG Holdings, Inc. and AIMCO Properties, L.P. entered into an Amended and Restated Agreement and Plan of Merger (the "Amended Merger Agreement"). On October 1, 1998 a certificate of merger was filed with the Secretary of State of the State of Delaware and articles of merger were filed with the State Department of Assessments and Taxation of Maryland, thereby causing the Issuer to be merged with and into AIMCO, with AIMCO being the surviving company. As of October 1, 1998 all shares of Insignia Class A Common were no longer outstanding and were automatically canceled and retired. In the Merger, holders of Insignia Class A Common received shares of Class E Cumulative Convertible Preferred Stock of
AIMCO, par value $0.01 per share ("AIMCO Class E Preferred Stock") and cash in lieu of fractional shares.

Item 5.       Interest in Securities of the Issuer

              Item 5 is hereby amended by replacing all the information under the heading "Beneficial Ownership" with the following:

              On October 1, 1998, the Issuer was merged with and into AIMCO, with AIMCO being the surviving company, and all shares of Insignia Class A Common were deemed to be no longer outstanding and were automatically canceled and retired. In the Merger, the Reporting Persons, as holders of Insignia Class A Common, received shares of AIMCO Class E Preferred Stock and cash in lieu of fractional shares pursuant to the terms of the Amended Merger Agreement. In addition, options to purchase shares of Insignia Class A Common held by AF, JAA, FMG and RU and granted under the Insignia 1992 Stock Incentive Plan and warrants to purchase shares of Insignia Class A Common held by AF and JAA were purchased from such individuals by the Issuer for $25 per underlying share, less the exercise price, pursuant to Stock Option Surrender Agreements dated as of June 1, 1998 (each, a "Surrender Agreement") between the Issuer and each of AF, JAA, FMG and RU. Pursuant to the terms of the Amended Merger Agreement, the obligations with respect to unvested restricted stock of the Issuer previously granted to each of AF, JAA, FMG and RU under the Insignia 1992 Stock Incentive Plan have been assumed by AIMCO. On October 1, 1998 each of the Reporting Persons ceased to be the beneficial owner of any shares of Insignia Class A Common.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

              For a description of the Amended Merger Agreement, see Exhibit (o) to this Amendment No. 10, which is incorporated herein by reference.

              The Surrender Agreements provide that all outstanding options and warrants (if applicable) held by the party thereto would be acquired by the Issuer for $25 per underlying share, less the exercise price, and such amount would be paid within 10 business days following the spin-off of the stock of Insignia/ESG Holdings Inc. by the Issuer. The record date for the spin-off was September 15, 1998. Under each Surrender Agreement, the holder of such options and warrants agreed not to exercise or transfer such options or warrants.

Item 7.       Material to be Filed as Exhibits.

Exhibit filed with Amendment 10:

              (p) Amended and Restated Agreement and Plan of Merger dated as of May 26, 1998 by and among Apartment Investment and Management Company, AIMCO Properties, L.P., Insignia Financial Group, Inc. and Insignia/ESG Holdings, Inc. (incorporated by reference to Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed by Insignia Financial Group, Inc.)

              (q) Form of Stock Option Surrender Agreement dated as of June 1, 1998 by and between Insignia Financial Group, Inc. (The agreements with each of James A. Aston, Andrew L. Farkas, Frank M. Garrison and Ronald Uretta are substantially similar.)

                                                    SIGNATURES

              After reasonable inquiry and to the best knowledge and belief of the undersigned, the information set forth in this statement is true, complete, and correct.

Dated:  October 9, 1998

                                          METROPOLITAN ACQUISITION PARTNERS
                                          IV, L.P.

                                             By:  Metro Shelter Directives, Inc.
                                                    General Partner


                                                  By:  /s/ Andrew L. Farkas
                                                       --------------------
                                                       Andrew L. Farkas
                                                         President



                                          METRO SHELTER DIRECTIVES, INC.


                                             By:     /s/ Andrew L. Farkas
                                                     --------------------
                                                     Andrew L. Farkas
                                                     President



                                             /s/ Andrew L. Farkas
                                             ------------------------------
                                             Andrew L. Farkas



                                             **
                                             ------------------------------
                                             Robin L. Farkas



                                             R.A.F. RESOURCES

                                               By:     /s/ Andrew L. Farkas
                                                       --------------------
                                                       Andrew L. Farkas
                                                       General Partner

                                          THE ANDREW FARKAS TRUST U/A
                                          dated February 25, 1998


                                             By:  **
                                                  ------------------------------
                                                  Charles Garner
                                                  Trustee

                                          THE ANDREW FARKAS TRUST U/A
                                          dated February 25, 1998


                                             By:  **
                                                  ------------------------------
                                                  Arnold S. Jacobs
                                                  Trustee

                                          THE ANDREW FARKAS TRUST U/A
                                          dated February 25, 1998


                                             By:  **
                                                  ------------------------------
                                                  William P. Lauder
                                                  Trustee

                                           **
                                           -------------------------------------
                                           James A. Aston

                                           **
                                           -------------------------------------
                                           Frank M. Garrison

                                           **
                                           -------------------------------------
                                           Ronald Uretta

                                           F III, Inc.


                                           By:   /s/ Andrew L. Farkas
                                                 ---------------------------
                                                 Andrew L. Farkas

**/s/ Andrew L. Farkas
----------------------
     Andrew L. Farkas
     Attorney-in-fact (pursuant to authority granted by that certain Joint Filing Agreement dated as of March 30, 1998 filed as Exhibit (o) to Amendment No. 9 to Schedule 13D filed by Andrew L. Farkas et. al. for Insignia Financial Group, Inc., which Exhibit (o) is incorporated by reference herein).